Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Chesapeake Midstream Partners, L.P., of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting of Chesapeake Midstream Partners, L.P., which appears in Chesapeake Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

March 6, 2012